UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVESTVIEW, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0369205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

234 Industrial Way West, Suite A202

Eatontown, NJ 07724

(Address of principal executive offices, including zip code)

INVESTVIEW, INC. 2022 INCENTIVE PLAN

(Full title of the plan)

Victor M. Oviedo, Chief Executive Officer

Investview, Inc.

234 Industrial Way West, Suite A202

Eatontown, NJ 07724

(Name and address of agent for service)

732-889-4300

(Telephone number, including area code, of agent for service)

Copy to:

Kevin C. Timken

Michael Best & Friedrich LLP

170 South Main Street, Suite 1000, Salt Lake City, UT 84101

Telephone: 385-695-6450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees, nonemployee directors, and consultants pursuant to Rule 428(b) are available, without charge, by contacting:

Ralph Valvano, Chief Financial Officer

Investview, Inc.

234 Industrial Way West, Suite A202

Eatontown, NJ 07724

732-889-4300

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, as filed with the SEC by Investview, Inc., a Nevada corporation (File No. 000-27019) (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act are hereby incorporated by reference:

(i)	Transition Report on Form 10-KT for the period ended December 31, 2021, filed with the SEC on May 16, 2022 ((the “Registrant Annual Report”);

(ii)	Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 23, 2022;

(iii)	Current Reports on Form 8-K filed with the SEC on May 20, 2022, and June 17, 2022; and

(iii)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10SB12G/A (Registration No. 000-27019) filed with the SEC on October 27, 1999, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment to this registration statement that indicate that all securities offered hereby have been sold, or that deregister all such securities remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Names Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he is not liable pursuant to Section 78.138 of the NRS or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, respecting any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the NRS provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (ii) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

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Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of NRS 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee, or agent of a corporation is proper under the circumstances. The determination must be made by: (a) the stockholders; (b) the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) independent legal counsel, in a written opinion, if: (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders; or (2) a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained. Section 78.751 of the NRS provides that the indemnification provided for by Section 78.7502 will not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification will continue as to directors, officers, employees, or agents that have ceased to hold such positions and to their heirs, executors, and administrators. Section 78.752 of the NRS empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee, or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Article IV, Section 11, of the Company’s bylaws provides that the Company may indemnify directors and officers of the Company and hold them harmless, and make no claim against them for any act or failure to act with respect to the business of the Company unless any such act or omission is the result of gross negligence or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number*	Title of Document	Location

Item 4	Instruments Defining the Rights of Securities Holders, including Indentures
4.01	Common Stock Specimen	Incorporated by reference to the Registration Statement on Form S-1 filed January 12, 2018

Item 5	Opinion re Legality
5.01	Opinion of Michael Best & Friedrich LLP	This filing

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Exhibit Number*	Title of Document	Location

Item 10	Material Contracts
10.107	Investview, Inc. 2022 Incentive Plan	Incorporated by reference to the Current Report on Form 8-K filed February 23, 2022

Item 23	Consents of Experts and Counsel
23.01	Consent of M&K CPAS, PLLC	This filing

23.02	Consent of Michael Best & Friedrich LLP	Included in Exhibit 5.01

Item 24	Power of Attorney
24.01	Power of Attorney	See signature page to this filing.

Item 107	Filing Fee Table
107	Filing Fee Table	This filing

*	All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

Item 9. Undertakings

Undertaking Required by Item 512(a) of Regulation S-K: The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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Undertaking Required by Item 512(b) of Regulation S-K: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eatontown, New Jersey, on the 22nd day of June, 2022.

INVESTVIEW, INC.

By:	/s/ Victor M. Oviedo
Victor M. Oviedo
Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Victor M. Oviedo and Ralph Valvano, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name and Signature	Title	Date

/s/ Victor M. Oviedo
Victor M. Oviedo	Chief Executive Officer / Director	06/22/22

/s/ Ralph Valvano
Ralph Valvano	Chief Financial Officer	06/22/22

/s/ Jayme L. McWidener
Jayme L. McWidener	Chief Accounting Officer	06/22/22

/s/ David B. Rothrock
David B. Rothrock	Chairman, Director	06/22/22

/s/ James R. Bell
James R. Bell	President & Chief Operating Officer / Director	06/22/22

/s/ Myles P. Gill
Myles P. Gill	Director of Operations	06/22/22

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